Contact:	Porter, LeVay & Rose, Inc.
Provectus Pharmaceuticals, Inc.	Marlon Nurse, DM, VP – Investor Relations
Peter R. Culpepper, CFO, COO	Bill Gordon, SVP – Media Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700

FOR IMMEDIATE RELEASE

PROVECTUS PHARMACEUTICALS, INC. AND ITS SUBSIDIARIES PLAN UNREGISTERED
OFFERING OF UNITS IN ANTICIPATION OF PREVIOUSLY ANNOUNCED SPIN-OFF OF THE SUBSIDIARIES

Knoxville, TN, September 16, 2011—Provectus Pharmaceuticals, Inc. (the “Company”) today announced that it and its five wholly-owned subsidiaries, Provectus Biotech, Inc., a Tennessee corporation, Provectus Devicetech, Inc., a Tennessee corporation, Provectus Imaging, Inc., a Tennessee corporation, Pure-ific Corporation, a Nevada corporation, and Xantech Pharmaceuticals, Inc., a Tennessee corporation (collectively, the “Subsidiaries”), are making an unregistered offering of Units pursuant to the exemption from registration requirements under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The Company and the Subsidiaries are offering up to $2,499,999.75 of Units, each Unit consisting of (i) the right to receive one share of common stock of up to all five Subsidiaries, and (ii) a warrant to purchase three-fourths (3/4) of one share of the Company’s common stock.  This offering relates to the Company’s previously announced plan to spin-off the Subsidiaries.  The offering is expected to be completed on or before October 31, 2011, but may be extended to December 15, 2011.

The Units offered will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.  Offers to purchase the Units are only being solicited from and sales of Units will be made only to “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

The Company intends this notice to comply with Rule 135c of the Securities and Exchange Commission, and accordingly, this notice is not intended to and does not constitute an offer of any securities for sale.

About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed its Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry,www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website atwww.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements.  Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties.  See Provectus Pharmaceuticals, Inc.’s filings with the United States Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.
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